Exhibit 99.2

FORM OF LETTER TO RECORD HOLDERS

CYREN LTD.

Subscription Rights to Purchase up to 7,240,808 Ordinary Shares

October 4, 2019

Dear Shareholder:

This letter is being distributed by Cyren Ltd. (the “Company”) to all holders of record of its ordinary shares at 5:00 p.m., New York City time, on September 25, 2019 (the “Record Date”), in connection with a distribution in a rights offering (the “Rights Offering”) of non-transferable subscription rights to subscribe for and purchase up to 7,240,808 ordinary shares of the Company (the “Shares”). The subscription rights and Shares are described in the accompanying prospectus supplement, dated October 4, 2019 to a prospectus dated August 16, 2019 (collectively, the “Prospectus”).

As described in the Prospectus, the Company will distribute to each shareholder one right for every 7.55 ordinary shares owned on the Record Date. Your rights will be rounded down to the nearest whole number and accordingly, no fractional rights will be issued in the Rights Offering. Each right entitles the holder to purchase, at a price of $1.73 per share, one Share. Holders who fully exercise their basic subscription rights will be entitled to subscribe for additional rights that remain unsubscribed as a result of any unexercised basic subscription rights, which the Company refers to as the over-subscription right. If an insufficient number of Shares are available to satisfy fully the over-subscription requests, then the available Shares will be distributed proportionately among subscription rights holders who exercised their over subscription right, based on the number of over-subscription rights to which they subscribed. Rights may only be exercised for whole numbers of Shares; no fractional Shares will be issued in the rights offering. To the extent you exercise your over-subscription right for Shares that exceeds the number of the unsubscribed Shares available to you, any excess subscription payment received by American Stock Transfer & Trust Company, LLC (the “Subscription Agent”) will be returned promptly without interest. In addition, the Company may terminate or cancel the Rights Offering at any time prior to its expiration. If the Rights Offering is terminated, the Company will return your subscription price payment, without any payment of interest.

As further described in the Prospectus, WP XII Investments B.V., an entity controlled by funds affiliated with Warburg Pincus LLC, our controlling shareholder, has provided a commitment letter pursuant to which it committed to exercise its basic subscription rights and its over-subscription rights for an aggregate subscription of no less than $8 million of Shares in the Rights Offering.

The rights will expire if they are not exercised by 5:00 p.m., New York City time, on Monday, November 4, 2019, unless we extend the Rights Offering period (the “Expiration Date”). Exercising the rights and investing in the Shares involves a high degree of risk. We urge you to carefully read the section entitled “Risk Factors” in the Prospectus and all other information included or incorporated by reference in the Prospectus in its entirety before you decide whether to exercise your rights.

You will be required to submit payment in full for all the Shares you wish to buy with your basic subscription right and your over-subscription right. Because we will not know the total number of unsubscribed Shares prior to the expiration of the offering, if you wish to maximize the number of Shares you may purchase pursuant to your over-subscription right, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of Shares which assumes that no other shareholder purchases any Shares pursuant to their basic subscription right and over-subscription right. Any excess subscription payments received by the Subscription Agent will be returned, without interest, as soon as practicable.

The Company can provide no assurances that you will actually be able to purchase the number of Shares issuable upon the exercise of your over-subscription right in full. The Company will only honor an over-subscription right to the extent sufficient Shares are available following the exercise of subscription rights under the basic subscription right, subject to the limitations set forth above.

The rights are evidenced by a non-transferable rights certificate (the “Rights Certificate”) registered in your name.

Enclosed are copies of the following documents:

1. The Prospectus;

2. A Rights Certificate evidencing the rights for which you are the holder of record;

3. Instructions as to the Use of Cyren Ltd. Rights Certificate; and

4. A return envelope addressed to the Subscription Agent.

Your prompt action is requested. To exercise the rights, you should deliver the properly completed and signed Rights Certificate with payment of the subscription price in full for each Share subscribed for pursuant to the basic subscription right and the over-subscription right, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Rights Certificate with payment of the subscription price, including final clearance of any checks, prior to the Expiration Date. A rights holder cannot revoke the exercise of its rights, except under the limited circumstances described in the Prospectus. Rights not exercised prior to the Expiration Date will expire.

Additional copies of the enclosed materials may be obtained from D.F. King & Co., the information agent for the Rights Offering. The information agent’s telephone number is 212-269-5550 or 877-283-0325. Any questions or requests for assistance concerning the Rights Offering should be directed to the information agent.

Very truly yours,

Cyren Ltd.